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                                                                     EXHIBIT 2.7


                                                                       EXECUTION

                         PROFESSIONAL SERVICES AGREEMENT

                  THIS PROFESSIONAL SERVICES AGREEMENT (this "Agreement"), dated as of January 27, 2000, between GTCR Golder Rauner, L.L.C., a Delaware limited liability company ("GTCR"), and Synagro Technologies, Inc., a Delaware corporation (the "Company").

                  WHEREAS, GTCR Fund VII, L.P., a Delaware limited partnership (the "Investor"), will purchase (the "Investment"), pursuant to that certain Purchase Agreement (the "Purchase Agreement") of even date herewith between the Company and the Investor, the Company's Series C Convertible Preferred Stock, par value $0.002 per share and the Company's Series D Convertible Preferred Stock, par value $.002 per share (collectively, the "Closing Preferred") and may, from time to time in accordance with the Purchase Agreement, purchase Future Convertible Preferred Stock (as defined in the Purchase Agreement) from the Company (the Closing Preferred and the Future Convertible Preferred Stock are collectively referred to herein as the "Preferred Stock");

                  WHEREAS, the Company desires to receive financial and management consulting services from GTCR, and obtain the benefit of the experience of GTCR in business and financial management generally and its knowledge of the Company and the Company's financial affairs in particular; and

                  WHEREAS, in connection with the Investment, GTCR is willing to provide financial and management consulting services to the Company and the compensation arrangements set forth in this Agreement are designed to compensate GTCR for such services.

                  NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, GTCR and the Company hereby agree as follows:

                  1. Engagement. The Company hereby engages GTCR as a financial and management consultant, and GTCR hereby agrees to provide financial and management consulting services to the Company, all on the terms and subject to the conditions set forth below.

                  2. Services of GTCR. GTCR hereby agrees during the term of this engagement to consult with the Company's board of directors (the "Board") and management of the Company and its subsidiaries in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including but not limited to:

                  (i)      corporate strategy;

                  (ii)     budgeting of future corporate investments;

                  (iii)    acquisition and divestiture strategies; and

                  (iv)     debt and equity financings.

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                  3. Personnel. GTCR shall provide and devote to the performance of this Agreement such partners, employees and agents of GTCR as GTCR shall deem appropriate for the furnishing of the services required thereby.

                  4. Placement Fees. At the time of any purchase of Preferred Stock by the Investor pursuant to Section 1B of the Purchase Agreement, the Company shall pay to GTCR a placement fee in immediately available funds equal to 0.5% of the amount paid to the Company in connection with such purchase. If any individual payment to GTCR pursuant to this Section 4 would be less than $10,000, then such payment shall be held by the Company until such time as the aggregate of such payments equals or exceeds $10,000.

                  5. Expenses. The Company shall promptly reimburse GTCR for such reasonable travel expenses, legal fees and other out-of-pocket fees and expenses as have been or may be incurred by GTCR, its directors, officers and employees in connection with the Closing (as defined in the Purchase Agreement), in connection with any financing, and in connection with the rendering of any other services hereunder (including, but not limited to, fees and expenses incurred in attending Company-related meetings).

                  6. Term. This Agreement will continue from the date hereof until the Investor ceases to own at least 25% of the Investor Preferred (as defined in the Purchase Agreement). No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the Company's obligations with respect to the fees, costs and expenses incurred by GTCR in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination.

                  7. Liability. Neither GTCR nor any of its affiliates, partners, employees or agents shall be liable to the Company or its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from the gross negligence or willful misconduct of GTCR.

                  8. Indemnification. The Company agrees to indemnify and hold harmless GTCR, its partners, affiliates, officers, agents and employees against and from any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys' fees) arising from their performance hereunder, except as a result of their gross negligence or intentional wrongdoing.

                  9. GTCR an Independent Contractor. GTCR and the Company agree that GTCR shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither GTCR nor its directors, officers, or employees shall be considered employees or agents of the Company as a result of this Agreement nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company.


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                  10. Notices. Any notice, report or payment required or
permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

                  If to GTCR:

                           GTCR Golder Rauner, L.L.C.
                           6100 Sears Tower
                           Chicago, IL 60606-6402
                           Attention: Vincent J. Hemmer

                           with a copy to:

                           Kirkland & Ellis
                           200 East Randolph Drive
                           Chicago, IL 60601
                           Attention: Stephen L. Ritchie

                  If to the Company:

                  Synagro Technologies, Inc.
                  1800 Bering Drive, Suite 1000
                  Houston, TX 77057
                  Attention: Chief Financial Officer
                  Telecopier No.: (713) 369-1760

                           with a copy to:

                           Locke Liddell & Sapp LLP
                           3400 Chase Tower
                           600 Travis Street
                           Houston, TX 77002-3095
                           Attention: Michael T. Peters
                           Telecopier No.: (713) 223-3717

                  11. Entire Agreement; Modification. Those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions of this Agreement may be amended, modified and waived only with the prior written consent of the Company and GTCR.

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                  12. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

                  13. Assignment. Neither GTCR nor the Company may assign its rights or obligations under this Agreement without the express written consent of the other, except that GTCR may assign its rights and obligations to an affiliate of GTCR.

                  14. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

                  15. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

                  16. Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

                                    * * * * *

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                  IN WITNESS WHEREOF, GTCR and the Company have caused this
Professional Services Agreement to be duly executed and delivered on the date and year first above written.


                                        GTCR GOLDER RAUNER, L.L.C.


                                        By:   /s/ DAVID A. DONNINI
                                              ---------------------------------
                                        Name: David A. Donnini
                                        Its:  Principal


                                        SYNAGRO TECHNOLOGIES, INC.


                                        By:   /s/ ROSS M. PATTEN
                                              ---------------------------------
                                        Name: Ross M. Patten
                                              ---------------------------------
                                        Its:  Chairman/CEO
                                              ---------------------------------